NSAR ITEM 77O.4

                              VKAC Prospector Fund
                               10f-3 Transactions

UNDERWRITING #                UNDERWRITING                  PURCHASED FROM

       1                 Avis Rent A Car, Inc.               Bear Stearns
       2                         Endesa                     Merrill Lynch



UNDERWRITING #  AMOUNT OF SHARES     % OF UNDERWRITING      DATE OF PURCHASE
                    PURCHASED
       1               100                0.001%             09/23/97
       2               300                0.001%              10/21/97






Other Firms participating in Underwriting:

Underwriting for #1

Bear, Stearns & Co., Inc.
Goldman, Sachs & Co.
Lehman Brothers Inc.
Montgomery Securities
Robertson, Stephens & Company LLC
Blaylock & Partners, L.P.
Chase Securities Inc.
ABN AMRO Chicago Corporation
BT Alex, Brown  Inc.
Cowen & Company
Credit Suisse First Boston Corporation
Donaldson, Lufkin & Jenrette Securities Corporation
Furman Selz LLC
Lazard Freres & Co. LLC
Merrill Lynch, Inc.
J.P. Morgan Securities, Inc.
Morgan Stanley & Co., Inc.
Salomon Brothers Inc.
Smith Barney Inc.
Arnhold and S. Bleichroeder, Inc.
Gaines, Berland Inc.
McDonald & Company Securities, Inc.
Ormes Capital Markets, Inc.
Raymond James & Associates, Inc.
Sturdivant & Co., Inc.

Underwriting for #2

Merrill Lynch, Inc.
Morgan Stanley & Co., Inc.
Bear, Stearns & Co., Inc.
Credit Suisse First Boston Corporation
Goldman, Sachs & Co.
PaineWebber Incorporated
Salomon Brothers Inc.
Santander Investment Securities Inc.


Underwriting for #2 (con't)

BBV LatInvest Securities Inc.
A.G. Edwards & Sons, Inc.
J.P. Morgan Securities Inc.
Prudential Securities Incorporated
Schroder & Co., Inc.
CIBC Wood Gundy Securities Inc.
Robert W. Baird & Co. Incorporated
EVEREN Securities, Inc.
Janney Montgomery Scott Inc.
Edward D. Jones & Co., L.P.
Legg Mason Wood Walker, Inc.
McDonald & Company Securities, Inc.
Piper Jaffray Inc.
Wheat, First Securities, Inc.